UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 31, 2010

LEXICON UNITED INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	000-33131	06-1625312
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4500 Steiner Ranch Blvd., Suite 1708, Austin, TX	78732
(Address of principal executive offices)	(Zip Code)

(512) 266-3507
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2010, Lexicon United Incorporated, a Delaware corporation (the “Company”) and Pathworks PCO of Florida, Inc., a Florida corporation (“Pathworks-Florida”) and the former shareholders of Pathworks-Florida (Pathworks Corporation, James Grimwade and Chesscom Technologies, Inc.) (collectively, the “Pathworks Shareholders”) executed a Share Exchange and Settlement Agreement (“SEA”), the purpose of which was to unwind and terminate the previously completed merger of Pathworks-Florida into the Company.  Thereafter, Pathworks-Florida ceased to be a subsidiary of the Company and will continue to operate and an independent entity unrelated to the Company.

On October 21, 2010, the Company completed a merger transaction (‘Merger”) with Pathworks-Florida, pursuant to which Pathworks-Florida became a wholly-owned subsidiary of the Company.

Pathworks-Florida was and is engaged in the business of development, installation and operation of fiber optic telecommunications delivery systems for multi-family residential units. As a result of the Merger, Pathworks-Florida had 1,000 shares of capital stock issued and outstanding, all of which were held by the Company.  Pursuant to the Merger, the Company had issued an aggregate of 8,715,000 Company shares (“Company Stock”) to the former shareholders of Pathworks-Florida.  Pursuant to the SEA, each of the Pathworks Shareholders transferred to the Company (either for cancellation or to be held by the Company as treasury shares) all of its shares of Company Stock issued in connection with the Merger in exchange for its pro-rata share of 100% of the issued and outstanding capital stock of Pathworks-Florida.

In connection with the SEA, the parties further agreed that:

(a)
Pathworks-Florida and each of the Pathworks Shareholders shall jointly and severally indemnify the Company and hold it harmless to the fullest extent permitted by law in connection with (a) any liability(ies) for any expenses associated with either the Heron’s Glen or Huntington Lakes project; (b) the defense or settlement of any claim(s) if the Company becomes a party to or is threatened to be made a party to or otherwise involved (as a witness or otherwise) in any legal proceeding or administrative action related to the contracts between Pathworks-Florida and either Heron’s Glen or Huntington Lakes.

(b)
The Company shall indemnify James Grimwade and hold him harmless to the fullest extent permitted by law if he becomes a party to or is threatened to be made a party to or otherwise involved (as a witness or otherwise) in any legal proceeding or administrative action related to any claims incurred by the him in his capacity as a director of the Company in connection with the defense or settlement of any such claim(s).

(c)
Unless such obligation is a specific subject of the SEA (i.e. indemnification agreements), all contractual obligations of the Company with respect to the affairs or operations of Pathworks-Florida (including but not limited to any employment agreements) shall be deemed to be terminated effective as of the Closing Date and there shall be no residual liability whatsoever on the part of the Company with respect thereto following the Closing Date.  Any such contractual obligations of the Company shall be deemed to be assigned to and assumed by the Pathworks Shareholders and Pathworks-Florida effective the Closing Date without the Company retaining any residual liability with respect thereto.

(d)
Effective the Closing Date, the Company unilaterally terminates that certain Agreement by and between the Company and Pathworks Corporation dated as of October 12, 2010 which provided the Company the right to cure any default on the Master Agreement between Pathworks Corporation and Century-Link and further provided the Company the right in the event of such cure to acquire full ownership of Pathworks Corporation on terms and conditions to be determined between the parties.

(e)
With the sole exception of those obligations which are specifically incorporated in the SEA, the Parties agreed to release, cancel, forgive and forever discharge each other Party and each of his, her or its predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, heirs, successors and assigns, and all of their officers, directors and employees from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of the Merger and the operations or affairs of Pathworks-Florida and such Parties specifically agreed to waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this mutual general release.

(f)	Effective the Closing of the SEA, James A. Grimwade, tendered his resignation as a director of the Company with immediate effect

Item 2.01  Completion of Acquisition or Disposition of Assets

See Item 1.01, Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the terms of the SEA, on December 31, 2010, James Grimwade resigned as a director of the Company with immediate effect.

Item 9.01.   Financial Statements and Exhibits.

(d)	The following exhibits are furnished herewith:

10.1   Share Exchange and Settlement Agreement by and among Pathworks PCO of Florida, Inc., Lexicon United Incorporated and the former shareholders of Pathworks PCO of Florida, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXICON UNITED INCORPORATED
Registrant

December 31, 2010	By:	/s/ Elie Saltoun
Elie Saltoun
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Exchange and Settlement Agreement by and among Pathworks PCO of Florida, Inc., Lexicon United Incorporated and the former shareholders of Pathworks PCO of Florida, Inc.